ARVANA INC. COMMUNICATES DELAY IN EFFECTIVNESS OF FORWARD STOCK-SPLIT

Salt Lake City, Utah, April 3, 2023, Arvana Inc. (“OTC: AVNI”) today advises its stockholders, and other interested parties, that the forward split of its common stock, as previously announced on February 23, 2023, did not proceed as planned on the designated effective date. The delay in effecting the forward-split is due to the fact that this corporate action remains subject to review by the Financial Industry Regulatory Authority (FINRA).

Arvana's chief executive officer, Ruairidh Campbell commented on this most recent development. "We understand that this delay may come as a disappointment to our stockholders who were anticipating the benefits of the forward-split. However, we want to assure you that we will work diligently with FINRA to resolve any outstanding issues. We remain committed to our mission of creating long-term value for our stockholders, and we will continue to keep you informed of any updates regarding the status of the forward-split. Thank you for your patience and understanding during this process."

Arvana Inc.

Arvana (“OTC: AVNI”) is a public company registered under the Securities & Exchange Act of 1934, as amended, that is quoted on the OTC Pink Sheets Current Information Alternative Reporting platform. We operate a fishing charter business through our wholly owned subsidiary Down2Fish Charters, LLC.

Down2Fish offers a range of curated maritime adventures that include inshore, offshore, and custom charters for fishing enthusiasts, nature lovers, and sea bound adventurers. Our business is operated from a private dock in Palmetto, Florida to service the Greater Tampa Bay area including St Petersburg, Venice, Sarasota, and Clearwater.

Forward-Looking Statements

Several statements contained in this press release are forward-looking statements of future expectations based on currently available information that are subject to risks and uncertainties including general economic conditions, changes in capital markets, regulatory legislation, and other circumstances that may cause actual results to be materially different from those expectations. Arvana does not make any representation or warranty, express or implied, as to the accuracy, completeness, or status of such statements so it will not be liable for any decision made or action taken in conjunction with the information and/or statements contained in this press release. Arvana encourages the public to read the information provided in conjunction with its recent filings on Schedule 14c, Form 8-K, Form 10-Q and Form 10-K, which may be viewed at www.sec.gov.

Contact

Ruairidh Campbell, Chief Executive Officer

Phone: +1 801-232-7395

Email: ruairidhcampbell@msn.com

Website: https://arvana.us